Exhibit 99.1

TAYLOR CAPITAL GROUP, INC. SHAREHOLDERS ELECT DIRECTORS;

BOARD DECLARES QUARTERLY DIVIDENDS

Rosemont, IL -- June 15, 2006 -- At its annual shareholder meeting, Taylor Capital Group, Inc. (NASDAQ: TAYC) shareholders elected Jeffrey W. Taylor, Bruce W. Taylor, Ronald Bliwas, Ronald D. Emanuel, Edward McGowan, Louise O'Sullivan, Melvin E. Pearl, Shepherd G. Pryor IV, Richard W. Tinberg, and Mark L. Yeager to the Corporation's Board of Directors to hold office for a one year term until the 2007 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

The Board of Directors also approved a cash dividend of $0.06 per share of its common stock, payable on July 6, 2006 for stockholders of record as of June 26, 2006. Also, a cash dividend of $0.609375 per share of trust preferred securities issued by TAYC Capital Trust I is payable on June 30, 2006 to stockholders of record as of June 29, 2006.

About Taylor Capital Group, Inc.

Taylor Capital Group, Inc. is a $3.2 billion bank holding company whose wholly owned subsidiary, Cole Taylor Bank, is Chicago's leading commercial bank specializing in serving the business banking, real estate lending and wealth management requirements of closely held and family-owned small- and mid-sized businesses.

The bank operates 12 business banking centers throughout the Chicago metropolitan area. Cole Taylor Bank is a member of the FDIC and an Equal Housing Lender.

# # #

For further information:

Daniel C. Stevens
Chief Financial Officer
847-653-7730